Exhibit 99.1

January 12, 2016

Board of Directors

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Lam Research Corporation (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 20, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to Lam Research Corporation (“the Company)” of the Merger Consideration (as defined in Opinion Letter) to be paid by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 20, 2015, by and among KLA-Tencor Corporation, Topeka Merger Sub 1, Inc., a wholly owned subsidiary of the Company, Topeka Merger Sub 2, Inc., a wholly owned subsidiary of the Company, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY – Opinion of Lam Research’s Financial Advisor”, “THE MERGER – Background of the Merger”, “THE MERGER – Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board”, “THE MERGER – Opinion of Lam Research’s Financial Advisor”, “THE MERGER – Certain Projections of Lam Research and KLA-Tencor” and “Annex B: OPINION OF GOLDMAN, SACHS & CO.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)